Exhibit 10.2.2

SandRidge Energy, Inc.
ID: 20-8084793
123 Robert S. Kerr Avenue
Oklahoma City, Oklahoma 73102

Restricted Stock Units: Notice of Grant of Award and Award Certificate

Participant:

[Name]	Award Number: [number]
[Address]	Plan: 2009 Incentive Plan
[Address]	ID: [ID]

Effective [DATE] (the “Grant Date”), you have been granted an award of [number] Restricted Stock Units under the SandRidge Energy, Inc. 2009 Incentive Plan, as amended (the “Plan”). The award is scheduled to vest in increments on the date(s) shown below.

Percentage of Restricted Stock Units 40% 60%	Vesting Dates December 31, 2015 December 31, 2016

This award is granted under and governed by the terms and conditions of the SandRidge Energy, Inc. 2009 Incentive Plan, as amended, and the Restricted Stock Unit Award Certificate. The Award Certificate shall be deemed accepted, unless you provide written notice to the Company within ten (10) business days following the grant date stating that you do not wish to accept this award. A copy of the 2009 Incentive Plan can be found under the Company Information – Documents tabs of your E*Trade account or the Department – Stock Plan Administration tabs of the Company’s intranet.

SandRidge Energy, Inc.
Restricted Stock Unit Award Certificate
Granted Under 2009 Incentive Plan

This Restricted Stock Unit Award Certificate (“Award Certificate”) is granted by SandRidge Energy, Inc., a Delaware corporation (the “Company”). This Award Certificate consists of the following Award Agreement and the “Notice of Grant of Award” attached as the cover sheet to this Award Certificate, which identifies the Participant, the number of Restricted Stock Units, the Grant Date, and the Vesting Dates of this Award.
In consideration of services performed, and to be performed, by the Participant for the Company, the Company makes this Award of Restricted Stock Units to the Participant. This Award Certificate, the Restricted Stock Units and any payment with respect to the Restricted Stock Units are conditioned on the following terms and the terms of the SandRidge Energy, Inc. 2009 Incentive Plan, as amended (the “Plan”), which are incorporated into this Award Certificate by reference. All capitalized terms used but not defined in this Award Certificate have the meaning set forth in the Plan.
1.Grant. The Company hereby grants to the Participant the number of Restricted Stock Units set forth on the attached Notice of Grant Award. The grant is effective as of the Grant Date set forth on the attached Notice of Grant Award.
2.    Vesting Period.
(a)    Subject to the other terms of this Section 2, the Restricted Stock Units granted by this Award Certificate shall vest in increments (rounded down to the nearest whole unit in the case of the first vesting and rounded up to the nearest whole unit in the case of the second vesting) on the applicable Vesting Dates set forth on the attached Notice of Grant Award.
(b)    If the Participant’s employment or service with the Company terminates before some or all of the Restricted Stock Units vest, the Restricted Stock Units that are unvested shall be immediately and automatically forfeited, provided that if the Participant’s employment or service with the Company terminates by reason of the Participant’s death or Disability, any Restricted Stock Units that are unvested shall immediately and automatically vest.
(c)    Following forfeiture of any Restricted Stock Units, the Participant shall have no further rights with respect to such Restricted Stock Units, and no amounts will be due or paid with respect to such Restricted Stock Units.
(d)    If the Participant’s service with the Company is interrupted by an approved leave of absence, then the applicable “Vesting Dates” shall be delayed by the number of full or partial months that the Participant is out on the approved leave of absence.

(e)    For purposes of any vesting acceleration provision in an agreement or arrangement between the Participant and the Company (such as accelerated vesting upon termination of employment), the Award will be considered equity-based compensation and entitled to the same treatment as other equity-based compensation.
3.    Payment.
(a)    The value of a Restricted Stock Unit will equal the Fair Market Value of one share of the Company’s common stock on the applicable Vesting Date, provided, however, that in the event of a Change in Control before the applicable Vesting Date, the value of a Restricted Stock Unit will equal the Fair Market Value of one share of the Company’s common stock as of the Change in Control.
(b)    The Company shall pay the Participant the value of each vested Restricted Stock Unit in a cash payment to the Participant (or, if the Participant is not living at the time of payment, to the Participant’s beneficiary), in the 30-day period following a date on which the applicable Restricted Stock Units vest.
(c)    No dividends shall be paid to or on behalf of the Participant in respect of a Restricted Stock Unit that is unvested. Dividends issued by the Company on common stock after the Grant Date and before the applicable Vesting Date, if any, shall be paid to the Participant when the underlying Restricted Stock Unit is paid out in accordance with this Section 3. Stock dividends, if any, will be paid in cash. If the Participant forfeits Restricted Stock Units, the Participant shall forfeit the right to receive dividends on those Restricted Stock Units.
(d)    Following payment for a Restricted Stock Unit under this Section 3, the Participant shall have no further rights with respect to such Restricted Stock Unit, and no additional amounts will be due or paid with respect to such Restricted Stock Unit.
4.    No Transfer. The Participant may not sell, assign, transfer, pledge, or otherwise dispose of any portion of this Award or the Restricted Stock Units described in this Award Certificate.
5.    No Rights of the Participant as a Stockholder. The Participant, by virtue of receipt, vesting or payment of Restricted Stock Units, shall have no rights related to any stock of the Company, such as the right to vote, the right to receive shares in any recapitalization of the Company, or the right to receive dividends payable either in stock or in cash, except as otherwise described in Section 3(c) with respect to dividends.
6.    Withholding Taxes.
(a)    The Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state or local taxes of any kind required by law to be withheld with respect to the issuance, vesting or payment pursuant to the Restricted Stock Units.
(b)    The Participant has had the opportunity to review with the Participant’s own tax advisors the federal, state, local and foreign tax consequences of the Restricted Stock Units and the transactions contemplated by this Award Certificate. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of this Award.
7.    Miscellaneous.
(a)    No Rights to Employment. The Participant acknowledges and agrees that the vesting set forth in Section 2 shall apply only if the Participant provides continuous services to the Company, and that any such services (as an employee or otherwise) remain at the will of the Company. The Participant further acknowledges that nothing in this Award Certificate or the Plan constitutes an express or implied promise of continued engagement as an employee or consultant.
(b)    Severability. The invalidity or unenforceability of any provision of this Award Certificate shall not affect the validity or enforceability of any other provision of this Award Certificate, and each other provision of this Award Certificate shall be severable and enforceable to the extent permitted by law.
(c)    Waiver. Any provision for the benefit of the Company contained in this Award Certificate may be waived, either generally or in any particular instance, by the Compensation Committee or its authorized delegees.
(d)    Binding Effect. This Award Certificate shall be binding upon and inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns.
(e)    Entire Agreement. This Award Certificate and the Plan constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the subject matter of this Award Certificate.
(f)    Amendment. The Company may revoke this Award Certificate at any time while any Restricted Stock Units are outstanding if the Award Certificate is determined by the Company to be contrary to law and, in that event, the Company may give notice to the Participant that the Restricted Stock Units are to be assigned, transferred, and delivered to the Company as soon as practicable following the date of the notice. The Company may also modify this Award Certificate to the extent necessary to bring the Award Certificate and the Restricted Stock Units into compliance with any applicable and mandatory law or regulation now or hereafter promulgated by any governmental agency. The Compensation Committee shall obtain the Participant’s consent before it amends this Award Certificate to the extent required under the terms of the Plan.
(g)    Governing Law. This Award Certificate shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws.
(h)    Tax and Benefits Issues. This award of Restricted Stock Units is intended to be exempt from Section 409A of the Code, and the provisions hereof shall be interpreted and administered consistently with such intent. Nothing in this Award shall transfer liability for any tax or penalty from the Participant to the Company or any other individual or entity. This Award will not be “benefit bearing” and will not be considered as compensation for purposes of the Company’s 401(k) plan, the non-qualified deferred compensation plan, or accrual of PTO or other leave.
(i)    Participant’s Acknowledgments. The Participant shall be deemed to have accepted this Award Certificate unless the Participant provides written notice to the Company, within ten (10) business days following the Grant Date, that the Participant does not wish to accept the Award. By accepting this Award Certificate, the Participant acknowledges that he or she: (1) has read this Award Certificate; (2) has had the opportunity to be represented by legal counsel in connection with his or her acceptance of this Award Certificate; (3) understands the terms and consequences of this Award Certificate; and (4) is fully aware of the legal effect of this Award Certificate.
SANDRIDGE ENERGY, INC.

By:________________________________________
Title: ________________________________________